Exhibit 99.1

Press Release	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries, Inc. Receives Notice Regarding

NYSE Listing Requirements

HOUSTON, March 27, 2009- Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, announced today that the Company has been notified by New York Stock Exchange Regulations, Inc. that it is not currently in compliance with one of the continued listing standards of the New York Stock Exchange (the “NYSE”).

Flotek is considered below one listing criteria established by the NYSE because the Company’s total market capitalization has been both less than $75 million over a consecutive 30 trading-day period and its last reported shareholder’s equity was less than $75 million.

In accordance with NYSE procedures, Flotek has 45 days from the receipt of this notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the NYSE’s continued listing standards within 18 months. Flotek intends to submit a plan within the required timeframe and, if the plan is accepted by the NYSE, the Company will have 18 months to comply with this continued listing criteria. During this time the Company’s common stock will continue to be listed on the NYSE, subject to quarterly monitoring of compliance with the plan by the NYSE.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and downhole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”.

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.